EXHIBIT 21.1

SUBSIDIARIES OF VIRAGE LOGIC CORPORATION

In-Chip Systems, Inc.

Virage Logic International, a California corporation

     Virage Logic International owns the following subsidiaries:

     Virage Logic International GmbH, a German corporation

     Virage Logic International KK, a Japanese corporation

     Virage Logic International Ltd., an Israeli corporation